George Putnam Balanced Fund, July 31, 2015 annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	11,916
Class B	   102
Class C	   136
Class M	   516

72DD2 (000s omitted)

Class R	    9
Class R5	   463
Class R6	   114
Class Y	 1,599

73A1

Class A	0.192
Class B	0.068
Class C   0.071
Class M	0.110

73A2

Class R	0.151
Class R5	0.235
Class R6	0.253
Class Y	0.234

74U1	(000s omitted)

Class A   58,076
Class B	 1,418
Class C	 2,147
Class M	 4,433

74U2	(000s omitted)

Class R	    64
Class R5	 4,146
Class R6	   477
Class Y	 6,650

74V1

Class A	17.22
Class B	17.02
Class C	17.10
Class M	16.99

74V2

Class R	17.16
Class R5	17.28
Class R6	17.28
Class Y	17.28

Item 61 Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.

Item 77I

The fund added new share classes Class R5 and class R6 shares effective December 2, 2013 PEA106 filed on 11/26/13.